•

Bi INVENT

Jeff Morhet, President and CEO InNexus Biotechnology, Inc

13208 East Shea Blvd, Suite 200 The Mayo Clinic MCCRB Building Scottsdale, AZ 85259

USA

September 27, 2006

R&D and License Agreement Dear Mr Morhet:

Please find enclosed the two original R&D and License Agreements between InNexus and Biolnvent for your signature. After signature return one copy to me at address:

Biolnvent International AB Marie Serwe

Solvegatan 41

SE-223 70 Lund

Sweden

Sincerely,

Marie Serwe Executive Assistant

Encls

Biolnvent International AB (publ)

Solvegatan 41

Phone: +46 46 286 85 50

5E556537726301

556537-7263

SE-223 70 LUND, Sweden

Fax:

+46 46 211 08 06

Styrelsens sate: Lund e-mail: infoCbioinvent.com

www.bioinvent.com

R&D and LICENSE AGREEMENT

Effective on the date indicated below, InNexus Biotechnology, Inc., 200 Granville Street, Suite 2760, Vancouver, BC, Canada V6C 1S4 with principle management being based at 13208 East Shea Boulevard, Suite 200, Scottsdale, AZ 85259 (hereinafter "INNEXUS") and BioInvent International AB (publ.), a corporation, located at Solvegatan 41, SE-223 70 Lund, Sweden (hereinafter "Biolnvent"] and collectively the 'Parties", agree to enter into a Research & Development and License agreement where Biolnvent will provide to INNEXUS with certain BIOINVENT OWNED MATERIALS and CONFIDENTIAL INFORMATION (as defined herein) to effect potency enhancement of such materials where Biolnvent upon successful completion of the R&D WORK PLAN will subsequently have the right to license from InNexus the enhanced potency Materials subject to the following terms and conditions:

1. DEFINITIONS & MEANINGS:

BIOINVENT ANTIBODY: that Antibody as identified as being a fully human anti HLA-DR monoclonal antibody, or an antibody to any substituted TARGET, as supplied in the WORK PLAN by Biolnvent to INNEXUS, under this Agreement excluding the INNEXUS MATERIALS.

BIOINVENT OWNED MATERIALS: materials provided to INNEXUS by BioInvent under this Agreement, including but not limited to those provided under the WORK PLAN. Except as outlined under the terms and condition defined herein Biolnvent can not commercialize, sell, or transfer to any third party material including any InNexus Materials, or material produced using InNexus INTELLECTUAL PROPERTY

BIOINVENT EQUIVALENT ANTIBODY shall mean a BIOINVENT ANTIBODY; recombinantly produced using certain cell lines, which have been genetically modified to produce an antibody which is equivalent to the original SUPER BIOINVENT ANTIBODY which was produced via chemical conjugation methods. For the sake of clarity, the BIOINVENT EQUIVALENT ANTIBODY must show equivalent binding properties, affinity, and efficacy as defined in the R&D WORK PLAN, and toxicity profile in preclinical tests as the SUPER BIOINVENT ANTIBODY that was produced via chemical conjugation methods. The BIOINVENT EQUIVALENT ANTIBODY will be developed by INNEXUS on its own expense using reasonable commercial efforts. If INNEXUS fails to develop the BIOINVENT EQUIVALENT ANTIBODY within the time frames defined in the WORK PLAN, BIOINVENT will have the right to develop a BIOINVENT EQUIVALENT ANTIBODY to the TARGET on its own expense, under InNexus I.P. rights and know -how.

CONFIDENTIAL INFORMATION: confidential information of each party.

EXCLUSIVITY: shall mean the definition as further defined in section 7b) herein; which will also be included and or expanded upon in any future license agreement for the BioInvent Antibody defined herein; between the Parties.

INNEXUS OWNED MATERIALS: materials provided by INNEXUS to Biolnvent under this Agreement, including but not limited to those provided under the WORK PLAN. For the sake of clarity, INNEXUS can not claim any ownership in BioInvent Antibody or BioInvent Owned Material. InNexus can not commercialize, sell, or transfer to any third party material including any BioInvent Materials, or material produced using BioInvent INTELLECTUAL PROPERTY.

INTELLECTUAL PROPERTY: Subject to Article 4 and 6 below and for the purposes of this agreement and subsequent license arising from this agreement only - there will be no joint intellectual property created as a result of or used pursuant to undertaking the tasks and responsibilities set forth in the R&D WORK PLAN. All Intellectual Property rights which existed prior to the entering of this agreement and as may exist thereafter the execution of this agreement by each of the Parties remain the property of the individual Party.

The Super Antibody and the BIOINVENT EQUIVALENT ANTIBODY versions of the Biolnvent Antibody defined in the R&D WORK PLAN herein; in its finished form and as supplied to BioInvent from InNexus, will upon execution of the license according to clause 7 below, become the sole property of Biolnvent, and will thereafter not be part of INNEXUS OWNED MATERIALS.

The Super BioInvent Antibody which is proposed to be created under the R&D WORK PLAN herein will become the property of Biolnvent and Biolnvent will be responsible for any patent filings herein, and even though the Super Biolnvent Antibody contains Joint Materials, any such filings by Biolnvent will not make any claims in any current or subsequent form thereof to any InNexus material, InNexus Intellectual Property rights or technology patents or continuations thereof.

JOINT MATERIALS: collectively the INNEXUS MATERIALS and Biolnvent MATERIALS.

PROVIDER: a party that provides CONFIDENTIAL INFORMATION and/or MATERIALS to the other party under this agreement.

R&D WORK PLAN: The R&D WORK PLAN is attached as Exhibit A. It is agreed such plan may be modified from time to time upon mutual agreement of the Parties; to effect a superior and successful completion of said plan.

RECIPIENT: a party that receives CONFIDENTIAL INFORMATION and/or MATERIALS from the other party under this agreement.

SCIENTIST: the individual designated by each party to direct its activities under the R&D WORK PLAN.

SUPER BIOINVENT ANTIBODY: shall mean that specific Biolnvent Antibody defined in the WORK PLAN herein which INNEXUS has chemically conjugation and or otherwise modified through the application of its Super Antibody Technology.

TARGET: The DNA, all post-transcriptional material encoded by such DNA, including all naturally occurring or disease-associated truncations, mutations, variants, fragments, and post-transcriptional modifications thereof (including splice variants) and including all material encoded by such post-transcriptional material, including proteins. For the avoidance of doubt, this definition of TARGET shall include all epitopes on the TARGET and shall exclude antibodies. The identity of the TARGET (including Gene Bank number) is attached as Exhibit C.

WORK PLAN FEE: Subject to Article 12 below Biolnvent shall pay to InNexus a non refundable non creditable fee at the initiation of the R&D WORK PLAN.

2.

PURPOSE: The assessment of BioInvent Antibodies as SUPER BioInvent ANTIBODIES using the assay systems as defined in the R&D WORK PLAN to demonstrate an increase or enhancement in potency or effect of the SUPER BIOINVENT ANTIBODY for use against the TARGET.

3.

PUBLICATION AND DISCLOSURE: Each party shall be given free access and use such generated data upon completion of the WORK PLAN. Any disclosure of the data to a third party by INNEXUS shall not include any information that allows or is sufficient for the identification of the BioInvent ANTIBODIES, Super BioInvent Antibodies to the TARGET, or the TARGET unless agreed to by Biolnvent.

2.

4. RESERVATION OF TITLE: Each PROVIDER retains ownership of its OWN MATERIALS and CONFIDENTIAL INFORMATION it transfers to a RECIPIENT as well as all aspects of its MATERIALS and CONFIDENTIAL INFORMATION incorporated into the SUPERANTIBODIES. Each RECIPIENT acknowledges that its PROVIDER'S MATERIALS and CONFIDENTIAL INFORMATION may be the subject of a patent, trademark, or any other proprietary rights of its PROVIDER.

5. SOLE PURPOSE: Each RECIPIENT agrees that its PROVIDER'S MATERIALS are to be used only at RECIPIENT'S facility and only in RECIPIENT'S laboratory under the direction of RECIPIENT'S SCIENTIST or others working under direct supervision of such for the sole purpose as given in article two (2) above. A PROVIDER'S MATERIALS will not be transferred to any third party by a RECIPIENT without the prior written consent of the PROVIDER.

6. OWNERSHIP OF INTELLECTUAL PROPERTY: The parties shall each own INTELLECTUAL PROPERTY as follows:

(a)

INNEXUS shall own existing INTELLECTUAL PROPERTY that generally claims, embodies and/or constitutes INNEXUS MATERIALS, methods of making INNEXUS MATERIALS, and methods of using INNEXUS MATERIALS.

(b)

BloInvent shall own existing INTELLECTUAL PROPERTY that generally and specifically claims, embodies and/or constitutes the BloInvent MATERIALS, methods of making the BloInvent MATERIALS, and methods of using the Biolnvent MATERIALS.

(c)

Neither party shall make a patent claim on each others technologies, know how, or on any materials related to any recombinant technology or other Super Antibody technology, BioInvent technology; which may be contained within the Super BioInvent Antibody unless agreed to by the other party.

7. LICENSE OPTION, TERMS and CONDITIONS: If further development of the SUPER ANTIBODY or a BIOINVENT EQUIVALENT ANTIBODY is deemed commercially viable by BIOINVENT, and at latest upon successful completion of the WORK PLAN and for sixty (60) days there after (the Option Period); unless mutually agreed upon to extend such period for a further thirty (30) days the Parties will:

a)

Immediately enter into good faith negotiations to fully define the full and complete terms of an exclusive world wide commercialization license, to use, import, sell sub-license or otherwise commercialize a SUPER ANTIBODY or a BIOINVENT EQUIVALENT ANTIBODY version of the BioInvent antibody as identified in the WORK PLAN. These license terms (the "Terms") in general will follow a format of fee for service where these fees will be spread over certain milestones; payable at mutually agreed upon times and or events. Manufacturing fees and exclusivity fees will also apply as defined below. The table of fees for service license, manufacturing and exclusivity fees are attached as Exhibit B herein.

b)

For purposes of this agreement the grant of "exclusivity" shall be specific for the one antigen TARGET as further defined in Exhibit C, and for application and use as a cancer therapeutic. For the sake of clarity, BioInvent will have the right to develop the Super Antibody and the BIOINVENT EQUIVALENT ANTIBODY to any other indication on a non-exclusive basis. If the development of a SUPER BIOINVENT ANTIBODY against the TARGET is unsuccessful, as defined by the WORK PLAN, Biolnvent will have the right to substitute the original TARGET with another TARGET. For the sake of clarity, InNexus will have the right to decline the development of any such SUPER BIOINVENT ANTIBODY against any such substituted TARGET for competitive reasons.

c)

Work Plan and Subsequent Fees - During the R&D WORK PLAN InNexus will conjugate the cross linking peptide sequence to the BioInvent Antibody and will conjugate the initial 10 mg amount of conjugated antibody to Biolnvent for a fee of USD$10,500. For any subsequent research

a)

studies InNexus will conjugate the BioInvent Antibody with the same research grade peptide and deliver to Biolnvent in 5 rng batch lots at the agreed upon price of $2,500.

d) In the event a RECOMBINANT EQUIVALENT antibody is not available for any subsequent pilot, preclinical or scale -up periods studies; InNexus will supply for BioInvent any additionally required conjugated Super BioInvent Antibody using pharmaceutical grade peptide conjugate. To be clear the peptide conjugate shall be of cGMP standard and as such will be provided at the prevailing rates reflecting this standard of quality to effect transfer of title. The Biolnvent Antibody for such conjugation/manufacture by InNexus will be supplied at no cost to InNexus by BioInvent.

d)

Grant of primary and secondary manufacturer status - Upon delivery by InNexus of a RECOMBINANT EQUIVALENT Antibody, InNexus will supply those materials such as cell lines and other know how necessary for the manufacturing know how of the RECOMBINANT EQUIVALENT Antibody to Biolnvent. BioInvent is granted; subject to the fees in Exhibit B the status of primary manufacturer. In the event volume requirements of the final product exceed BioInvent's manufacturing capabilities, InNexus is granted the right to act as a secondary manufacturer of said product.

e)

In recognition of and because of various partnerships to which InNexus is a member, InNexus may be able to reduce royalty stacking amounts for Biolnvent. In the event where InNexus demonstrates such to Biolnvent and BioInvent agrees such royalty stack for BioInvent has been reduced; InNexus may add a royalty back-in number equal to 50% of the royalty stack amount so saved; such that if for example InNexus can reduce BioInvent's royalty stack by 2%, 1% will be returned to InNexus and if 4% then 2% etc.

8.

NO WARRANTY: Any MATERIALS delivered or disclosed pursuant to the MTA Agreement are understood to be experimental in nature and may have hazardous properties. Each PROVIDER

MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

9.

HOLD HARMLESS: Except to the extent prohibited by law, each party assumes all liability for damages, which may arise from its use, storage or disposal of the MATERIALS. No PROVIDER will be liable to any RECIPIENT for any loss, claim or demand made by the RECIPIENT, or made against the RECIPIENT by any other party, due to or arising from the use of the MATERIALS by the RECIPIENT.

10.

COMPLIANCE WITH FEDERAL REGULATIONS: Each RECIPIENT agrees to use MATERIALS received from its PROVIDER in compliance with all applicable state, provincial and federal statutes and regulations, including Public Health Services and or National Institutes of Health regulations and guidelines. In particular, RECIPIENT will not use the MATERIALS in human subjects.

11.

TERMINATION TERMS OF AGREEMENT: This Agreement will expire or terminate on the earliest of the following dates:

a)

Upon mutual agreement the WORK PLAN results do not show enhanced potency of the SUPER BIOINVENT ANTIBODY then this agreement may be immediately terminated by either of the Parties. However the Parties may entertain to continue, or modify such WORK PLAN to determine a successful outcome, which in such case the articles of this agreement will be extended to cover the period of the new WORK PLAN and any license option period.

b)

On expiration of the license option periods arising after successful completion of the WORK PLAN; or

a)

c) Upon successful completion of a License Agreement, where upon the articles of this agreement shall form the basis of said License Agreement.

d) Upon any termination or expiration of this Agreement, except for Article J.I. c each RECIPIENT will discontinue its use of the CONFIDENTIAL INFORMATION and MATERIALS received from its PROVIDER and upon direction of the PROVIDER, return or destroy any remaining MATERIALS it received from its PROVIDER.

12.

COSTS: Biolnvent agrees to pay a WORK PLAN FEE to InNexus a non refundable/ non creditable R&D WORK PLAN FEE of $10,500 in order to help cover and offset certain portions of the work as outlined in the WORK PLAN

13.

APPLICABLE LAW: This Agreement is made under, and shall be construed according to the laws of the Province of British Columbia Canada.

14.

RIGHT TO AUDIT: InNexus will have the right; at its own cost, to examine the financial records of Biolnvent, once yearly, in order to verify the receipt of any BloInvent Royalties received in order to calculate the exclusivity fee due InNexus. Such inspection will be herd during normal business hours and with a one month advance notice to Biolnvent.

15.

CONFIDENTIALITY: Each of the Parties acknowledged this agreement is subject to the Confidentiality Agreement and its terms and conditions which was entered into and made effective between the Parties; March 8, 2006 of which a copy is appended herein as exhibit D. Neither Party shall make any public statement about this agreement, except if approved by both Parties. The initial press release set forth in Exhibit E is approved by both parties.

16.

NECESSARY DISCLOSURE: If RECIPIENT is required by law, administrative or judicial order to disclose CONFIDENTIAL INFORMATION of its PROVIDER, RECIPIENT shall give PROVIDER prompt notice of such fact so that PROVIDER may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. RECIPIENT shall fully cooperate with PROVIDER in connection with PROVIDER'S efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or PROVIDER waives such compliance, RECIPIENT will make such disclosure only to the extent that such disclosure is legally required.

17.

LEGAL RETENTION Subject to any termination of this agreement and upon request by PROVIDER, RECIPIENT will promptly return to PROVIDER all CONFIDENTIAL INFORMATION received from PROVIDER which is in tangible form, except that RECIPIENT shall have the right to retain one copy of such CONFIDENTIAL INFORMATION in its legal archives for the purpose of determining its legal obligations hereunder.

18.

BINDING EFFECT: This agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties thereto.

19.

SEVERABILITY: In the event that any portion of this Agreement not vital to the main purpose of this Agreement shall be held illegal, void or ineffective, the remaining portions thereof shall remain in full force and effect.

20.

ASSIGNABILITY: This Agreement, and any rights or obligations hereunder, shall not be assigned by either party without the written consent of the other party, except that a party may otherwise assign its respective rights and transfer its respective duties to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of its merger or consolidation or similar transaction.

121`j

12.

21.

LICENSE OBLIGATIONS This Agreement shall in no way, other than outlined in clause 7, be construed to require either party to offer or take a license or other obligation or right not granted or created herein.

22.

REPRESENTATIONS: Both parties represent that the terms of this Agreement are not inconsistent with any other contractual or legal obligations they may have.

23.

EFFECT OF BREACH: Both parties agree that should this Agreement be breached, money damages may be inadequate to remedy any such breach. As a result, the non-breaching party shall be entitled to seek, and a court of competent jurisdiction may grant specific performance and injunctive or other equitable relief as a remedy of any breach of this Agreement. Such remedy may be in addition to all other remedies, including money damages, available to a non-breaching party at law or in equity.

24.

ENTIRE AGREEMENT This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements, written or oral, between INNEXUS and BioInvent relating to the subject matter of this Agreement and may not be amended unless agreed to in writing by both parties. All other agreements, written or oral between the parties prior to this agreement are draft working documents.

21.

EACH OF THE PARTIES has caused this Agreement to be executed in duplicate originals which signature pages may be delivered by facsimile to each other by their duly authorized representative where the effective date of this agreement being given below.

Signed this 26th day of September 2006

Je / s

t

Svein Mathisen

President & CEO

President & CEO

InNexus Biotech ology, Inc.

BioInvent International AB

EXHIBIT A: R&D WORK PLAN

This Work Plan presented herein is prepared as a general outline only at this point and upon mutual agreement between the parties is subject to change, modifications, additions and deletions whose end effect is to demonstrate the goals of this work plan.

Work Plan Goal: to demonstrate to mutual satisfaction of the Parties an enhanced potency or therapeutic effect via the application of Super Antibody Technology with an BioInvent Anti HLA-DR antibody for use as an anti cancer therapeutic.

Enhanced Effect: shall mean x% (to be decided before the implementation of the Work Plan) increase over and above the native BioInvent Antibody in the therapeutic potency or apoptosis of the target cancer cell.

Terms and Protocols of the Work Plan will include but not necessarily be limited to the following:

1.

BioInvent MATERIALS: As defined in Exhibit C but in general to mean an Anti HLA-DR antibody in such sufficient amounts as given below to demonstrate the goals of this work plan.

2.

Biolnvent will provide to InNexus 10mg of each of the Antibody listed above.

3.

Defined work flow and schedule of experiments/assays and defined successful outcomes to include: TBA

Biolnvent shall also provide to InNexus, any data, associated analysis, or protocols required by InNexus to carry our the WORK PLAN including the characterization of the antibodies binding data to its TARGET antigen by protein chemical or immunohistochemical methods, and bioactivity data obtained from relevant in vitro and in vivo experiments.

InNexus shall upon receiving the WORK PLAN Fee conjugate the antibodies using its SuperAntibody Technology and then using appropriate and agreed upon QC assays and other cell based assays agreed upon will compare the said antibodies and their unmodified versions thereof for effects of enhanced potency/activity and or apoptosis. These assays shall include any required assays which demonstrate such and may include but not be limited to comparative Annexin V apoptosis assays, FACS analysis and QC/QA analysis, and all other required and mutually agreed upon experimental work needed to demonstrate effectiveness of the SUPER BIOINVENT ANTIBODY defined herein.

Other required assays that are needed to demonstrate effectiveness of the SUPER BIOINVENT ANTIBODY include but is not restricted to affinity measurements with BIACORE technology, in vivo xenograft models, immunohistochemistry analysis. INNEXUS or BioInvent may perform these activities according to the WORK PLAN.

InNexus shall after the Successful demonstration of SUPER BIOINVENT ANTIBODY against TARGET or Substituted TARGET and after an Exclusive License has been entered into, initiate the development of the BIOINVENT EQUIVALENT ANTIBODY. If a BIOINVENT EQUIVALENT ANTIBODY has not been successfully demonstrated by INNEXUS within four (4) months, Biolnvent will have the right to demonstrate a RECOMBINANT EQUIVALENT of SUPER BIOINVENT ANTIBODY against TARGET or Substituted TARGET and thus be subject to a lower milestone fee as outlined in Exhibit B.

In addition to the WORK PLAN FEE, BioInvent agrees the cost of the supplied antibodies will be provided at no cost to InNexus will freely share with BioInvent experimental design information as well as all results from the experiments carried out in the WORK PLAN throughout the course of the WORK PLAN.

EXHIBIT B

WORK PLAN FEES	Milestone./Service Fee	Time Line
WORK PLAN starts up 10mg of antibody against TARGET or Substituted TARGET. Any subsequent conjugation during the WORK PLAN min 5 mg	$10,500 $2,500	4-6 wks
Event/Milestone Fees
Successful demonstration of SUPER BIOINVENT ANTIBODY against TARGET or Substituted TARGET and Exclusive License entered into	$25,000

Successful Demonstration by InNexus of RECOMBINANT EQUIVALENT of SUPER BIOINVENT ANTIBODY against TARGET or Substituted TARGET.
	$50,000	10- 12 wks
Successful Demonstration by BioInvent of RECOMBINANT EQUIVALENT of SUPER BIOINVENT ANTIBODY against TARGET or Substituted TARGET.	$10,000

Transfer of manufacturing rights of the RECOMBINANT EQUIVALENT from InNexus to BioInvent. The fee is defined as a fraction of

BioInvent or subcontractors manufacturing cost and due at the end of each manufactured batch for batches produced for Preclinical Tests or

Clinical Trials but not Commercial Sale.

	10% of manufacturing cost per manufactured I batch of non- commercial material.
Approval of INDJ	$300,000	TBD
		TBD
Successful Completion of Phase IIa or Phase IIb for first indication ( in the event of Initiation of a Phase Ha for any possible non-cancer second indication/TARGET)	$500,000 (1,000,000)
Initiation of Phase III	$2,500,000	TBD
First Commercial sale in any territory	$4,000,000	TBD
total	$7,380,000

Exclusivity Fee

The exclusivity fee comes into effect upon any commercialization of the BioInvent Super HLA-DR antibody for Cancer applications and is payable to InNexus from BioInvent 30 days from the receipt of any Royalty payments received by Biolnvent from any commercial sales or revenue generated. The Exclusivity Fee is defined as a proportion, i.e., 10%, of Net Royalty Payments, after deduction of Biolnvent third party obligations, received by BioInvent from any third Party or commercialisation partner. However, the Exclusivity Fee cannot exceed 0,75°/o of total revenues received by Biolnvent's commercialisation partner or by BioInvent if commercialised by BioInvent.

Revenue Sales by third party	Revenue net royalty rate cap BioInvent receivable	InNexus

			@10%
100	7.50%	7,5	750
1,000,000	7.50%	75	7,5
10,000,000	7.50%	750	75
50,000,000	7.50%	3,750,000	375
100,000,000	7.50%	7,500,000	750
500,000,000	7.50%	37,500,000	3,750,000
750,000,000	7.50%	56,250,000	5,625,000
1,000,000,000	7.50%	75,000,000	7,500,000

Exhibit C

Definition of the BioInvent Antibody covered under this agreement: the n-CoDeR-derived IgG1 antibody (clone B-01) specific for a non-polymorphic epitope on human HLA-DR. The VH/VL-sequence is:

BO1-VH

Nucleotide sequence: GAGGTGCAGCTGTTGGAGTCTGGGGGAGGCTTGGTACAGCCTGGGGGGTCCCTGAGACTCTCCTGTGCAG CCTCTGGATTCACCTTTAGCAGCTATGCCATGAGCTGGGTCCGCCAGGCTCCAGGGAAGGGGCTGGAGTGG GTCTCAGCTATTAGTGGTAGTGGTGGTAGCACATACTACGCAGACTCCGTGAAGGGCCGGTTCACCATCTCC AGAGACAATTCCAAGAACACGCTGTATCTGCAAATGAACAGCCTGAGAGCCGAGGACACTGCCGTGTATTAC TGTGCGAGAGATGGGCTACTACCCCTTGACTACTGGGGCCAGGGTACACTGGTCACCGTGAGCTCA

Aminoacid sequence: EVQLLESGGGLVQPGGSLRLSCAASGFTF55YAMSWVRQAPGKGLEWVSAISGSGGSTYYADSVKGRFTISRD NS KNTLYLQM NS LRAE DTAVYYCARDG LLPLDYW GQGTLVTVSS

BO1-VL

Nucleotide sequence: CAGTCTGTGCTGACTCAGCCACCCTCAGCGTCTGGGACCCCCGGGCAGAGGGTCACCATCTCTTGTTCTGGA GGCAGCTCCAACATCGGAGGGAATGCTGTAAATTGGTATCAGCAGCTCCCAGGAACGGCCCCCAAACTCCTC ATCTATGAAAATAATAAGCGACCCTCAGGGGTCCCTGACCGATTCTCTGGCTCCAAGTCTGGCACCTCAGCC TCCCTGGCCATCAGTGGGCTCCGGTCCGAGGATGAGGCTGATTATTACTGCAGCTCATATGCGGTCAGCAAC AATTTCGAGGTGCTATTCGGCGGAGGAACCAAGCTGACGGTCCTAGGT

Aminoacid sequence: QSVLTQPPSASGTPGQRVTISCSGGSSNIGGNAVNWYQQLPGTAPKLLIYENNKRPSGVPDRFSGSKSGTSASL AI5GLRSEDEADYYCSSYAVSN NFEVLFGGGT

Exhibit D

Confidentiality Agreement between the Parties, entered into and made effective; March 8, 2006.

MUTUAL CONFIDENTIALITY AGREEMENT

This Agreement, effective as of the last date of signature ("Effective Date"), is by and between, Biolnvent International AB a Swedish corporation having a place of business at Solvegatan 41, SE-223 0 Lund, Sweden (hereinafter "Biolnvent") and InNexus Biotechnology Inc having a place of business at Suite 2760, 200 Granville Square Vancouver, B.C, V6C 1S4(hereafter "InNexus");

WHEREAS, the parties wish to discuss a possible business relationship (hereinafter "Purpose") and each party may be required to disclose confidential and proprietary information, intellectual property, technical data, trade secrets or know-how, including but not limited to research, product plans, products, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution, sales methods and systems, and sales and profit figures (hereafter "Confidential Information") to facilitate the Purpose;

Now, THEREFORE, in consideration for the mutual promises made herein and intending to be found hereby, the parties agree as follows:

 1. The words "Receiving Party" and "Disclosing Party" shall hereinafter refer to BIGINVENT and InNexus in their capacity either as recipient or provider, respectively, of Confidential Information under this Agreement. InNexus and BIOINVENT are both "Parties" to this Agreement, and each is a "Party"

 2, The Disclosing Party may disclose the Confidential Information directly or indirectly, in writing, orally, by drawings, or inspection of documents or other tangible property for the Purpose. All Confidential Information shall be marked "Confidential." Any Confidential Information that is not so marked, or is disclosed orally, must (i) be identified as confidential at the time of disclosure, and (ii) the Disclosing Party must provide the Receiving Party with written confirmation within thirty (30) days after such disclosure,

 3. The parties agree that. for a period of five (5) years from the date of any disclosure made hereunder, they will treat the Confidential Information with. the same reasonable care to avoid disclosure of the Confidential Information to any person, firm or corporation as it treats its own Confidential Information, and Receiving Party shall be liable for failure to exercise such reasonable care. The Receiving Party shall have no obligation, with respect to the Confidential Information which:

(a)

is in the public domain at the lime of disclosure or becomes part of the public domain by publication or otherwise, except through breach of this Agreement by Receiving Party;

(b)

was in possession of the Receiving Party at the time of disclosure by Disclosing Party as evidence through written records;

(c)

comes to the Receiving Party from third parties who are entitled to disclose the Confidential Information and who are not under an obligation to Disclosing Party to maintain its confidentiality;

(d)

is authorized in writing by the Disclosing Party to be disclosed;

(a)

(e) is required by law, administrative or ,judicial order to disclose. However, Receiving Party shall give Disclosing Party prompt notice of such requirement in order to give Disclosing Party an opportunity to obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. Receiving Party shall. fully cooperate with Disclosing Party in connection with Disclosing Party's efforts to obtain any such order or other remedy, If any such order or other remedy does not fully preclude disclosure or Disclosing Party waives such compliance, Receiving Party will make such disclosure only to the extent that such disclosure is legally required,

The fact that general information may be in, or become part of the public domain, in and of itself, does not exclude any specific information from the obligations of this Agreement.

4.

 Acceptance of the Confidential Information by the Receiving Party shall give the Receiving Party the right to use the Confidential Information solely for the Purpose in accordance with this Agreement.

5.

 Receiving Party's internal dissemination of Disclosing Party's Information shall be limited to those employees whose duties justify the need to know such information, Receiving Party will make all necessary efforts to require their officers, directors, employees, agents, who have been given access to and who shall receive disclosures of the Information to maintain the strictest secrecy under the terms and conditions of this Agreement provided hereunder.

6.

 The Parties acknowledges that the restrictions contained in this Agreement are, in view of line nature of the Confidential Information, reasonable and necessary to protect the legitimate proprietary interests of the Parties and any breach of any provision of this Agreement by a Party will result in substantial and irreparable harm to the other Party.

7,

 Upon request of the Disclosing Party, Receiving Party will promptly retrun to Disclosing Party all tangible forms of Confidential Information received from Disclosing Party, except that Receiving Party shell have the right to retain one copy of such Confidential Information in its files for the sole purpose of determining its legal obligations hereunder.

8,

 Neither Party shall assign any of its rights or obligations under this Agreement, by operation of' law or otherwise, including merger, consolidation, or other business reorganization, stock transfer or otherwise, Any attempt to do so shall be void. Subject to the foregoing, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto,

 9. If any provision of this Agreement or the application thereof to any person or circumstance is held void, illegal, invalid, ineffective or unenforceable in any jurisdiction, the remainder of this Agreement and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this extent, the provisions of this Agreement shall be severable. It is the Parties' intention that any such provision shall be reformed and construed by the court to provide the protected party the maximum protection permissible by law.

10. No patent right or license is granted to either Party by this Agreement by the other Party except the right to use Confidential Information solely for the purpose set forth above, and that the disclosure of Confidential Information does not result in any obligation by the Disclosing Party to grant to the Receiving Party any right, title or interest in, or any license under any patent, or in any of such Confidential Information by implication, estoppel or otherwise, other than that specifically provided heroin.

II, Neither Party shall be obligated to disclose or to receive Confidential Information. Notwithstanding anything in this Agreement to the contrary, neither Party shall be obliged to enter into any further agreement or understanding relating to the Confidential Information or arising out of the Purpose.

12. Both Parties represent that the terms of this Agreement are not inconsistent with any other contractual or legal obligations they may have. Each party acknowledges that the Confidential Information is provided on an "AS IS" basis. In no event shall the Disclosing Party be liable to (he Receiving Party for any direct, indirect, special, or consequential damages in connection with or arising out of the performance or use of any portion of the Confidential information, including without limitation or representation or warranty as to completeness, accuracy, safety or fitness for a. particular purpose.

13. This Agreement shall be executed, carried out in good faith and governed, interpreted and enforced according to the laws of the Province of British Columbia. BIO1NVENT and InNexus hereby submit to the jurisdiction of a court located in the Province of British Columbia and waive any objections to such jurisdiction to any controversies arising out of this Agreement,

14. This Agreement constitutes the entire Agreement between InNexus and BIOINVE.NT pertaining to the confidentiality and use of Confidential Information and supercedes any prior or contemporaneous agreements, representations, and understandings of the parties with respect thereto, No supplement, modification or amendment of this Agreement shall be binding upon the parties except as set forth in a written agreement executed by the parties.

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be executed as of the date indicated on the following page.

BIOINVENT

Name: ROLAND CARLSSON

Title: VP RESEARCH

Date:  March 8, 2006

I

Exhibit Exhibit E.

September 21, 2006

PRESS RELEASE

InNexus Enters R&D Agreement Targeting Cancer with BioInvent of Sweden

Vancouver, British Columbia - InNexus Biotechnology Inc. (TSX VENTURE: IXS) (OTCBB: IXSBF), an innovative antibody-driven drug development company, today announced that it has entered into an R&D agreement with BioInvent International AB, a publicly-traded biotech, for the provision of InNexus' SuperAntibodyTt' Technology with a BioInvent therapeutic antibody targeting cancer. Under the agreement the Parties will perform collaborative R&D for a single target. The agreement also contains terms for future drug development including commercialization. Financial terms of the transaction were not disclosed.

Commenting on the announcement, Jeff Morhet, President & CEO of InNexus said, "We are delighted to be entering into this relationship with BioInvent as our extensive antibody enhancement experience underpins all of our technologies. This enables us to offer state of the art support to pharmaceutical and drug development companies as we seek to increase antibody potency, an achievement already demonstrated with other multiple fully human and humanized antibodies. The impact of such a demonstration is to not only produce a more effective drug candidate but to also use less amounts of drug, key to the drug's cost of goods and profit."

Morhet continued, "This agreement also demonstrates InNexus' ability and commitment to develop SuperAntibocly Technology into commercial product opportunities internally and for our partners."

About InNexus

InNexus is an innovative antibody-driven drug development company that has developed two technology platforms, SuperAntibody' and TransMAbsTM, which improve the potency of existing antibody products while opening new markets and disease applications. Both platforms utilize unique, novel and patented methods and technologies of InNexus. InNexus is headquartered in Scottsdale, Ariz., on the campus of The Mayo Clinic and has its own in-house developmental facilities. These development facilities provide validation of protein and peptide discoveries, enabling InNexus (and its strategic partners) to advance novel drug therapeutics and diagnostics. To learn more about InNexus, please visit www.innexusbiotech..com.

About Biolnvent

BioInvent International AB, listed on the 0 list of the Stockholm Stock Exchange (SAX:BINV), is a research-based pharmaceutical company that focuses on development of antibody-based drugs. The Company is running innovative drug projects within the areas of thrombosis, oncology, atherosclerosis, ophthalmic diseases and HIV. The Company, which currently has 99 employees, is located at Ideon in Lund, Sweden.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts and are subject to risks and uncertainties which could cause actual results and the timing of certain events to differ materially from those set forth in or implied herein including, without limitation, risks associated with clinical development, regulatory approvals, product commercialization, intellectual property claims litigation and other risks associated with the company's proposed activities.

InNexus Biotechnology Inc.

Jeff Morhet, President & CEO 1-888-271-0788

E-mail: jmorhet@innexusbiotech.com

The TSX Venture Exchange has neither approved nor disapproved of the information contained herein.

Endnotes

7 )

Company C DA 2004

TOTAL P.05

By:

Name :Garth likes

Title : VP Business Development Date: March 31, 2006

17)